UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2007

EACO CORPORATION
(Exact name of registrant as specified in its charter)

Florida	0-14311	59-2597349
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1500 N. Lakeview Avenue
Anaheim, CA	92807
(Address of principal executive offices)	(Zip Code)

(714) 876-2490
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously reported, EACO Corporation (the “Company”) has been involved in litigation with Florida Growth Realty, Inc. (“FGR”). The litigation involves a claim by FGR for a commission resulting from the Company’s sale of all its operating restaurants to Banner Buffets in 2005. The Company has claimed in the litigation that there was no agreement with FGR for a commission and that, at most, FGR should receive a commission based on the value it supplied to the transaction and based on the consideration actually received by the Company: $26 million in cash.

FGR has argued that it was entitled to a 5% commission on the total consideration received by the Company, which includes not only the cash but also a $4 million Banner Buffets promissory note and Banner’s agreement to assume certain liabilities and capitalized leases even though the promissory note was not paid nor were the liabilities and capital leases effectively assumed, as Banner Buffets abandoned the properties and those liabilities and the capital leases remain the Company’s obligations. FGR further argued that it should be entitled to 50% of all consideration in excess of approximately $32 million.

On December 20, 2007, the court entered a final judgment that there was an implied-in-fact agreement under which FGR was entitled to receive 5% of the total consideration including the promissory note, assumed liabilities and capital leases, finding a total purchase price of $37,625,300. The court rejected FGR’s argument that it was entitled to 50% of total consideration in excess of $32 million. With pre-judgment interest, the final judgment is $2,317,667. It will accrue interest at 11% per annum pursuant to Florida law.

The Company disagrees with the final judgment and plans to appeal it.

Item 9.01	Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit
99.1	Final Judgment issued by the Circuit Court, Fourth Judicial Circuit, in and for Duval County, Florida, dated December 20, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this current report to be signed on its behalf by the undersigned, thereunto duly authorized.

EACO CORPORATION

By:	/s/ Glen Ceiley
Name: Glen Ceiley Title: Chief Executive Officer Date: January 14, 2008

Exhibit Index

Exhibit No.	Exhibit
99.1	Final Judgment issued by the Circuit Court, Fourth Judicial Circuit, in and for Duval County, Florida, dated December 20, 2007.